Exhibit 5.1

Mark A. Medearis

T: +1 650 843 5040

mmedearis@cooley.com

May 29, 2014

MobileIron, Inc.

415 East Middlefield Road

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as counsel to MobileIron, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement (No. 333-195089) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of up to 12,777,777 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), which includes up to 11,111,111 Shares to be sold by the Company (the “Company Shares”) and up to 1,666,666 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters (the “Optional Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect as of the date hereof, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which will be in effect upon the closing of the Offering, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: the Company Shares and the Optional Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

Five Palo Alto Square,  3000 El Camino Real,  Palo Alto, CA  94306-2155  T: (650) 843-5000  F: (650) 849-7400  www.cooley.com

May 29, 2014

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Mark Medearis

Mark Medearis

Five Palo Alto Square,  3000 El Camino Real,  Palo Alto, CA  94306-2155  T: (650) 843-5000  F: (650) 849-7400  www.cooley.com